EXHIBIT 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Yvonne Donaldson
Cooper Industries
713-209-8464
donaldson@cooperindustries.com

Cooper Industries Acquires Cannon Technologies

New Automation Solutions Offer Utilities Next-Generation Capabilities
to Optimize Energy Delivery, Improve Reliability and Reduce Costs

HOUSTON, Aug. 15, 2006 — Cooper Industries (NYSE: CBE) today announced the acquisition by Cooper Power Systems, Inc. of Cannon Technologies, Inc., a Minneapolis-based provider of automation technologies for monitoring and metering, and energy management by electrical utilities. With this acquisition, Cooper Power Systems will provide customers with comprehensive solutions — from the meter to the control room — including the ability to use a wide variety of communications technologies to link equipment.

The purchase was made from a private-equity fund managed by GFI Energy Ventures, the majority owner of Cannon, and the Cannon Technologies founders. Financial terms were not disclosed.

Cannon Technologies serves more than 400 utility customers in North America with automation technologies. Cannon’s Yukon Advanced Energy Services software provides a scalable platform for remotely reading meters, controlling peak load, managing power, and monitoring substation and distribution system assets. The company’s Yukon software communicates to hundreds of thousands of endpoint devices at utilities of all sizes. Cannon’s installed customer base is rapidly expanding, with revenues expected to be in excess of $55 million in its current fiscal year.

“Utilities face many challenges today, from the burden of a rapidly aging infrastructure, to overloaded substation and distribution system assets, and rising energy costs,” said Cooper Chairman and Chief Executive Officer Kirk S. Hachigian. “Cannon provides Cooper Power Systems with automation technologies and expertise that will help our customers increase productivity, improve system reliability and reduce the cost of delivering electrical power. With Cooper Power Systems’ 80-person technical sales force and broad distribution channels, we significantly extend Cannon’s capabilities and also accelerate our ability to deliver best-in-class automation and asset management solutions. We are investing in these new capabilities and staking a leadership position in next-generation technologies that will drive additional value for our existing asset portfolio.”

The acquisition of Cannon Technologies and the recently announced licensing agreement with Sensus Metering Systems are part of a series of technology investments Cooper has made to broaden its range of capabilities. Using the Sensus FlexNet® AMI technology provides Cooper Power Systems with significant opportunities for developing new products and solutions that help utility customers better manage their assets.

“Cooper is one of the world’s most respected companies in the utility industry, and we share a common dedication to helping utilities optimize energy delivery, both of which were key to our decision to join forces with the company,” said Cannon Technologies Founder and Chief Executive Officer Ed Cannon. “Since the day we founded Cannon Technologies 20 years ago, our passion has been to help utilities better manage assets and improve system reliability. Cooper shares this vision, and together we will generate smart-utility solutions to deliver power reliably around the world.”

Founders Ed Cannon and Joel Cannon will continue to lead the business, which will operate as part of the Cooper Power Systems division of Cooper Industries.

Cannon Technologies will be included in Cooper’s financial results from the date of the acquisition. The acquisition is anticipated to be slightly dilutive to earnings per share in the first twelve months, exclusive of the one-time requirement to expense the value of in-process research and development costs at the date of the acquisition.

About Cooper Power Systems
Cooper Power Systems, Inc., with 2005 revenues of $900 million, is a subsidiary of Cooper Industries, Ltd. (NYSE: CBE), a diversified worldwide manufacturer of products for the electrical, commercial and industrial markets. Cooper Power Systems manufactures distribution transformers, distribution switchgear, reclosers, capacitors, protective relays, voltage regulators, automated switches, cable accessories, surge arrestors, transformer components and dielectric fluids, fuses and tools and it provides engineering services for the electrical and industrial markets. For more information, go to www.cooperpower.com or call 1-877-CPS-INFO.

About Cannon Technologies
Privately held Cannon Technologies, Inc. was founded in 1987 to deliver load management and automated distribution solutions to electric utilities. Cannon Technologies is headquartered in Minneapolis, Minnesota—with branch offices in California, Colorado, Georgia, Iowa, Nebraska, North Dakota, South Dakota, Texas and Virginia. Today, Cannon’s customer portfolio includes more than 400 electric utilities across North America. Utilities of all sizes apply Cannon solutions to manage peak load, improve system power factor, read meters remotely, and improve substation reliability. For more information, please visit www.cannontech.com.

About GFI Energy Ventures LLC
GFI Energy Ventures LLC is a private equity firm that has initiated and led over 45 investments in the energy sector over the past ten years. GFI is the co-general partner with Oaktree Capital Management of the approximately $1.5 billion OCM/GFI Power Opportunity Funds. GFI invests exclusively in successful, profitable businesses providing the equipment, software, services, and systems needed by utilities, other energy companies, and their largest customers to generate, transmit, manage, measure and consume energy at a time of major sector change. GFI is based in Los Angeles, California. For more information, please visit www.gfienergy.com.

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer of electrical products and tools, with 2005 revenues of $4.7 billion, approximately 30 percent of which are international sales. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 29,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

Forward Looking Statements
Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding Cannon Technologies’ projected revenues and the impact of the acquisition on Cooper’s earnings. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results may differ materially from anticipated results. Important factors, which may affect the actual results, include but are not limited to competitive pressures and future global economic conditions, including the level of market demand for Cannon’s products and the ability to integrate the Cannon acquisitions into Cooper’s business.